 EXHIBIT 99.1
Contact:
Willis (Billy) C. Moore, III
Vice President
(336) 316-5664
bcmoore@unifi-inc.com
Unifi Announces Fourth Quarter Results

           GREENSBORO, N.C. -- July 23, 2003 -- Unifi, Inc. (NYSE:UFI), today released operating results for its fourth quarter and fiscal year ending June 29, 2003.

           The Company announced a net loss of $30.5 million, or 57 cents per share, for the quarter ending June 29, 2003, which includes a pre-tax charge of $16.9 million for employee severance and related charges associated with the restructuring of the Company's domestic and European operations, and a previously disclosed pre-tax charge of $13.9 million related to the outcome of the Company's arbitration with DuPont, all compared to a net loss of $1.6 million, or 3 cents per share, for the prior year June quarter. Net sales for the June quarter, which contained 13 weeks, were $206.1 million compared to the $256.5 million of net sales for the prior year June quarter, which contained 14 weeks. The decline in sales is attributed to fewer operating weeks in the current year quarter and reduced sales volumes due to overall weakness in the textile and apparel sector.

         The Company continued its ongoing strategic focus to improve free cash flow, ending the fiscal year with cash on hand of $76.8 million, which represents an increase of $57.7 million over the prior year cash on hand of $19.1 million. The Company also continues to have no amounts outstanding under its bank credit facility. The Company's continuing ability to improve its cash position comes as a result of the continued generation of cash flows from operations and distributions of earnings from unconsolidated equity affiliates, reductions in working capital and the utilization of the Company's state-of-the-art manufacturing and information technology to minimize capital expenditures.

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Unifi Announces Fourth Quarter Results -- page 2

            During the June quarter, the Company repurchased approximately 509,000 shares of the 8.6 million shares of Unifi common stock authorized for repurchase under the Unifi share repurchase program.

            For the 2003 fiscal year, the Company reported a net loss of $27.2 million, or 51 cents per share, compared to the net loss of $43.9 million, or 82 cents per share, for the prior fiscal year. Net sales for fiscal 2003, which contained 52 weeks, were $849.1 million compared to $914.7 million for the prior fiscal year, which contained 53 weeks.

            Results for the current June quarter and the current fiscal year were positively impacted by pre-tax income of $1.3 million and $10.6 million, respectively, stemming from the equity in earnings of the Company's unconsolidated equity affiliates.

            Also included in the results for the current June quarter and current fiscal year is a pre-tax benefit, included in cost of sales, of $9.5 million and $34.6 million, respectively, generated by the Company's manufacturing alliance with DuPont. This manufacturing alliance remains an important facet of the Company's day-to-day operations, and both Unifi's and DuPont's management remain fully committed to maximizing the future benefits of the alliance. However, as previously disclosed, despite the fact that the arbitration with DuPont has been concluded, DuPont continues to pursue collection of a $17.6 million claim that was dismissed by the Arbitration Panel, as this claim was not properly brought before the Panel. The Company continues to deny these assertions.

           Brian Parke, Unifi's chief executive officer said, "We have continued to make progress in strengthening our balance sheet, and remain focused on improving the overall performance of our operating results. We have the right product, global expansion and marketing strategies in place, supported by an organization that is leaner, faster and more efficient than ever.

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Unifi Announces Fourth Quarter Results -- page 3

          The new products launched in the past two years have completed the development cycle with our customers and are now finding their way into new retail programs with many of the world's most well-known and respected brands. The success of these programs at retail will help sustain demand for our products, as well as create opportunities for expansion into new programs.

          The focus on apparel production in the Americas will continue to increase as more and more brands and retailers recognize the impact that speed and flexibility have on their operating effectiveness and profitability. Throughout the Caribbean Basin region, Unifi is working to improve transportation logistics and develop an industry-leading technology infrastructure to better manage inventories and shipments. In addition, our operations in Brazil have outperformed expectations, as strong demand for our products throughout that region has resulted in greater than anticipated results.

          And, although we experienced a decrease in net sales volume in fiscal 2003 compared to fiscal 2002, we expect our gross margins to grow slightly, as we continue to reduce operating costs and improve operating efficiencies.

           Looking forward, our industry will continue to face extremely challenging conditions caused by slow economies around the world and aggressive fabric and apparel imports into the U.S. and Europe. In light of these difficult business and economic conditions, Unifi will continue to take the actions necessary to maximize operating performance."

           Unifi is one of the world's largest producer and processor of textured yarns. Its primary business is the texturing, dyeing, twisting, covering, and beaming of multi-filament polyester and nylon yarns. Unifi's textured yarns are found in home furnishings, apparel and industrial fabrics, automotive, upholstery, hosiery, and sewing thread.

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Financial Statements to Follow

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Unifi Announces Fourth Quarter Results -- page 4

UNIFI, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited) (In Thousands Except Per Share Data)

	For the Quarters Ended		For the Year to Date Periods Ended
	June 29, 2003	June 30, 2002	June 29, 2003	June 30, 2002

Net Sales	$ 206,094	$ 256,534	$ 849,116	$ 914,716
Cost of Sales	188,394	234,484	777,812	840,164
Selling, general & administrative expense	14,015	14,035	53,676	51,093
Interest Expense	4,821	5,771	19,900	22,956
Interest Income	793	600	1,883	2,559
Other (income) expense, net	2,746	10,489	2,586	9,524
Equity in (earnings) losses of unconsolidated affiliates	(1,261)	(2,883)	(10,627)	1,704
Minority interest (income) expense	2,361	(861)	4,769	-
Alliance plant closure costs	-	-	(3,486)	-
Arbitration costs and expenses	13,893	-	19,185	-
Employee severance and related charges	16,893	-	16,893	-

Loss before income taxes and cumulative effect of accounting change	(34,975)	(3,901)	(29,709)	(8,166)
Benefit for income taxes	(4,498)	(2,257)	(2,532)	(2,092)
Loss before cumulative effect of accounting change	(30,477)	(1,644)	(27,177)	(6,074)
Cumulative effect of accounting change (net of applicable income taxes of $8,420)	-	-	-	37,851
Net loss	$ (30,477)	$ (1,644)	$ (27,177)	$ (43,925)
Losses per common share - diluted: Loss before cumulative effect of accounting change	$ (0.57)	$ (0.03)	$ (0.51)	$ (0.11)
Cumulative effect of accounting change	--	--	--	$ (0.71)
Net loss per common share	$ (0.57)	$ (.03)	$ (0.51)	$ (0.82)
Average diluted shares outstanding	53,703	53,746	53,789	53,732
Depreciation and amortization included above	$ 17,319	$ 21,591	$ 72,467	$ 78,722

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Unifi Announces Fourth Quarter Results -- page 5

UNIFI, INC. CONSOLIDATED BALANCE SHEETS (Unaudited) (In Thousands)
	June 29, 2003	March 30, 2003	December 29, 2002	June 30, 2002

Assets
Cash and cash equivalents	$ 76,801	$ 66,478	$ 48,267	$ 19,105
Receivables	130,775	142,066	124,354	151,457
Inventories	118,194	115,452	112,506	111,843
Other current assets	8,477	6,193	6,454	14,548
Total current assets	334,247	330,189	291,581	296,953
Property, plant and equipment	444,813	452,992	462,932	488,469
Investments in unconsolidated affiliates	173,731	181,491	179,305	180,930
Other noncurrent assets	35,346	37,399	36,110	45,111
	$ 988,137	$ 1,002,071	$ 969,928	$ 1,011,463
Liabilities and Shareholders' Equity
Accounts payable	$ 80,972	$ 85,946	$ 61,599	$ 72,208
Accrued expenses	60,289	41,852	41,382	48,995
Income taxes payable	1,729	1,145	469	-
Current maturities of long-term debt and other current liabilities	7,285	6,067	6,632	8,282
Total current liabilities	150,275	135,010	110,082	129,485

Long-term debt and other liabilities	259,395	258,358	256,413	280,267
Deferred income taxes	87,814	93,457	93,115	92,512
Minority interests	10,905	13,477	14,638	11,159
Shareholders' equity	479,748	501,769	495,680	498,040
	$ 988,137	$ 1,002,071	$ 969,928	$ 1,011,463

CAUTIONARY STATEMENT ON FORWARD-LOOKING STATEMENTS

Certain statements included herein contain forward-looking statements within the meaning of federal security laws about Unifi, Inc.'s (the "Company") financial condition and results of operations that are based on management's current expectations, estimates and projections about the markets in which the Company operates, management's beliefs and assumptions made by management. Words such as "expects," "anticipates," "believes," "estimates," variations of such words and other similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in, or implied by, such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's judgment only as of the date hereof. The Company undertakes no obligation to update publicly any of these forward-looking statements to reflect new information, future events or otherwise.

Factors that may cause actual outcome and results to differ materially from those expressed in, or implied by, these forward-looking statements include, but are not necessarily limited to, availability, sourcing and pricing of raw materials, pressures on sales prices and volumes due to competition and economic conditions, reliance on and financial viability of significant customers, operating performance of joint ventures, alliances and other equity investments, technological advancements, employee relations, changes in construction spending, capital expenditures and long-term investments (including those related to unforeseen acquisition opportunities), continued availability of financial resources through financing arrangements and operations, outcomes of pending or threatened legal proceedings, negotiation of new or modifications of existing contracts for asset management and for property and equipment construction and acquisition, regulations governing tax laws, other governmental and authoritative bodies' policies and legislation, the continuation and magnitude of the Company's common stock repurchase program and proceeds received from the sale of assets held for disposal. In addition to these representative factors, forward-looking statements could be impacted by general domestic and international economic and industry conditions in the markets where the Company competes, such as changes in currency exchange rates, interest and inflation rates, recession and other economic and political factors over which the Company has no control. Other risks and uncertainties may be described from time to time in the Company's other reports and filings with the Securities and Exchange Commission.

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